  Exhibit 99.1

RumbleOn Clarifies Disclosures on SG&A

SG&A expected to Decrease as a Percentage of Revenue in 2019

Reiterates First Quarter 2019 Outlook

DALLAS, Texas - March 29, 2019 – RumbleOn (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace, today clarifies disclosures on SG&A expectations in 2019 and reiterates its first quarter outlook included in its Letter to Shareholders dated March 27, 2019.

A revised Letter to Shareholders is available on RumbleOn’s investor relations website at https://investors.rumbleon.com/, replacing the third sentence under # 3 – Achieve Operating Leverage on page 15 with the following: “As we continue to gain share in our addressable market, we expect advertising and marketing spending will continue to increase in absolute dollar terms but will decrease as a percentage of total revenue.”

Q1 2019 Financial Outlook:
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Total Unit Sales in the range of 11,500–11,800
●
Total Revenue in the range of $210 million–$215 million
●
Maintain average days to sale of less than 30 days

The Company plans to file its Form 10-K with its financial results for the year ended December 31, 2018 on Monday, April 1, 2019.

About RumbleOn:

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and consumers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Forward-Looking Statements:
This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Press Contact:
RumbleOn
Martin McBride
Martin@rumbleon.com

Source: RumbleOn, Inc.